Exhibit 10.1

AT-WILL EMPLOYMENT AGREEMENT

      THIS AGREEMENT, made as of this 19th day of June, 2006, is between Orleans Homebuilders, Inc., a Delaware corporation with offices at 3333 Street Road, One Greenwood Square, Bensalem, Pennsylvania 19020 (hereinafter “the Company”) and C. Dean Amann, II, an individual (hereinafter the “Employee”).

BACKGROUND

      The Company desires to employ Employee on an “at-will” basis as an Executive Vice President, and Employee desires to be so employed on the terms and conditions contained in this Agreement.

      NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

PARAGRAPH 1. CAPACITY AND DUTIES

      1.1 At-Will Employment. The Company employs Employee, and Employee accepts employment by the Company, upon the terms and conditions hereinafter set forth. The effective date of such employment (the “Effective Date”) is June 19, 2006. Employee’s employment with the Company is for an unspecified duration and constitutes “at-will” employment. Employee’s employment hereunder with the Company may be terminated at any time by either Employee or the Company, for any or no reason.

      1.2 Capacity and Duties. Employee shall be employed by the Company as Executive Vice President, and, subject to the supervision and control of the Company’s President or his designee, agrees to perform such duties and responsibilities normally associated with the position of Executive Vice President and as may be assigned to Employee from time to time by the Company’s President or by his designee. Employee is required to work those hours necessary to perform properly such duties and responsibilities normally associated with the position of Executive Vice President and as may be assigned to Employee from time to time by the Company’s President or by his designee.

PARAGRAPH 2. COMPENSATION AND FRINGE BENEFITS

     2.1 Compensation.

            (a) Base Salary. As compensation for Employee’s services hereunder, the Company shall pay to Employee an initial salary at an annual rate of $525,000 (the “Base Salary”). Employee’s Base Salary and any bonus will be payable in accordance with the Company’s regular payroll practices in effect from time to time during the tenure of Employee’s employment.

            (b) Bonus. Subject to the adoption by the Company’s Compensation Committee of an appropriate cash incentive plan and the approval thereof by the Company’s stockholders in the manner required by state law on or before June 5, 2007 (such plan as may be adopted and approved, the "Incentive Plan"), Employee shall be entitled to receive a bonus equal to 3% of the profit of the Company’s Northern Division and Chicago divisions, determined on a pre-tax basis after the accrual and/or payment of bonuses and otherwise in accordance with the Incentive Plan and paid annually in accordance with the terms of the Incentive Plan, provided that the Employee is employed by the Company on the date of payment.

            (c) Adjustments. Employee’s compensation as described in Sections 2.1(a) and 2.1(b) shall be subject to review and revision by the Company from time to time, provided that Employee’s salary shall be reviewed by the Company not less than annually.

            (d) One Time Bonus. The Company shall pay to the Employee a cash bonus as follows: $275,000 on August 25, 2006; and $275,000 on each of June 19, 2007, 2008 and 2009, provided that the Employee is employed by the Company on each of the foregoing dates.

     2.2 Fringe Benefits. Employee shall be eligible to participate in the Company’s insurance and health benefit plans and SERP, executive compensation deferral plan and 401(k) plan, subject to their respective eligibility requirements and other terms, conditions, restrictions and exclusions. Nothing herein shall preclude or otherwise restrict the Company’s right to modify or terminate any insurance or other benefit plan, policy or program as it deems appropriate in its sole discretion. Employee shall also be entitled to those benefits set forth on Schedule 2.2 to this Agreement.

     2.3 Vacation. Employee shall be entitled to three weeks of vacation during each calendar year of his employment.

     2.4 Expense Reimbursement. During his employment, the Company shall reimburse Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as the Company may reasonably require.

     2.5 Payments After Termination of Employment. Regardless of the reason for the termination of Employee’s employment, whether by Employee or the Company, whether or not due to Employee’s death, and whether for cause or not, Employee (or his estate) will receive pay for any days actually worked by Employee prior to the termination of his employment, expense reimbursement for all reasonable expenses incurred by him in connection with the performance of his duties prior to the termination of his employment and any pay for accrued but unused paid time off benefits, to the extent Employee may be eligible for same under the Company’s policies. Except as set forth in the immediately preceding sentence, upon termination of Employee’s employment, the Company will have no obligation to Employee for payment of any Base Salary or bonus or for any fringe benefits (including without limitation, any insurance benefit), or any other form of compensation or benefit, except as otherwise required by law or by benefit plan provided at Company expense.

     2.6 Options. Employee shall be entitled to receive an option to acquire 250,000 shares of Company common stock with an exercise price equal to the fair market value of the Company’s common stock on the Effective Date, provided that on or before June 5, 2007 the Company’s shareholders approve an amendment to the Company’s 2004 Omnibus Stock Incentive Plan increasing the number of shares of Company common stock available under the plan to an amount sufficient to allow the issuance of the shares of common stock subject to the option. The option will vest in four equal installments on each of the first four anniversaries of the Effective Date. The option will be issued pursuant, and be subject, to the Company’s 2004 Omnibus Stock Incentive Plan.

PARAGRAPH 4. MISCELLANEOUS

     4.1 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction and cannot be modified to be legally enforceable, the affected provision(s) shall be stricken from the Agreement, and the remaining provisions of the Agreement and its enforceability shall remain unaffected thereby.

     4.2 Notices. All notices hereunder shall be in writing and shall be sufficiently given in hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt request or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt of confirmation therefor, in all other cases.

(a)	If to Company:

c/o Orleans Homebuilders Inc. One Greenwood Square 3333 Street Road Suite 101 Bensalem, PA 19020 Tel: (215) 245-7500 Fax: (215) 633-2351

Attn: Benjamin D. Goldman, Vice Chairman

(b)	If to Employee:

At Employee’s current home address as reflected in the Company’s records.

     4.3 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing and executed by the Employee and the Company’s President, Vice-Chairman or Chairman. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other of further exercise of the same or any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

     4.4 Governing Law. The parties agree that this Agreement is made pursuant to, and shall be construed an enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

     4.5 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first above written.

ORLEANS HOMEBUILDERS, INC.		EMPLOYEE

By:	Benjamin D. Goldman	C. Dean Amann, II

	Benjamin D. Goldman	C. Dean Amann, II
Vice Chairman

SCHEDULE 2.2 TO EMPLOYMENT CONTRACT

Automobile Expense Reimbursement

$700 per month

Relocation Expenses

Payment of reasonable relocation expenses, i.e., moving costs, including two house hunting trips for Employee’s wife and children. Price protection on sale of Employee’s existing home to 97% of the appraised value.